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                                                             EXHIBIT (a)(1)(xv)

                         Offentliches Umtauschangebot

                                      der

             General Motors Corporation, Detroit, Michigan, U.S.A.

                               an ihre Aktionare

                    Erganzendes Informationsmemorandum fur
                        die Bundesrepublik Deutschland

   General Motors Corporation, Detroit, Michigan, U.S.A., beabsichtigt, in der Bundesrepublik Deutschland ein offentliches Umtauschangebot an ihre Aktionare zum Umtausch von $1 2/3 Stammaktien in Class H Stammaktien vorzunehmen. Grundlage fur dieses offentliche Umtauschangebot ist das Offer to Exchange in englischer Sprache, welches von der London Stock Exchange am 20. April 2000 gebilligt wurde. General Motors Corporation, Detroit, Michigan, U.S.A., ubernimmt die Verantwortung fur den Inhalt des Offer to Exchange und erklart, da" ihres Wissens die darin enthaltenen Angaben richtig und keine wesentlichen Umstande ausgelassen sind. Dieses Erganzende Informationsmemorandum enthalt zusatzliche Informationen fur Anleger in der Bundesrepublik Deutschland zu folgenden Punkten:

Umtauschfrist:    die Umtauschfrist beginnt am Mittwoch, 26. April 2000, und endet am 19. Mai 2000.

Umtauschstelle:   Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325
                  Frankfurt am Main. Das Offer to Exchange sowie eventuelle
                  Nachtrage dazu sind bei der Umtauschstelle kostenlos erhaltlich.

Bekanntmachungen: Frankfurter Allgemeine Zeitung und Handelsblatt.

Steuern:          Die General Motors Corporation geht davon aus, da"   der
                  Umtausch von $1 2/3 Stammaktien in Class H Stammaktien und eine Geldzahlung fur in Deutschland unbeschrankt steuerpflichtige Privatanleger, welche die $1 2/3 Stammaktien langer als ein Jahr gehalten haben, kein steuerpflichtiges Ereignis darstellt. Wenn Privatanleger die $1 2/3 Stammaktien ein Jahr oder kurzer gehalten haben, ist der Umtausch als steuerpflichtiges privates Verau"erungsgeschaft anzusehen, wobei der zu versteuernde Gewinn dem Differenzbetrag zwischen (i) den Anschaffungskosten fur die zum Umtausch eingereichten $1 2/3 Stammaktien und (ii) dem Wert der dafur erhaltenen Class H Stammaktien und der Geldzahlung entspricht. Gewinne bleiben steuerfrei, wenn der aus privaten Verau"erungsgeschaften erzielte Gesamtgewinn im Kalenderjahr weniger als DM 1.000 betragen hat.

                  Die vorstehenden Angaben zur steuerlichen Behandlung des Umtauschs von $1 2/3 Stammaktien in Class H Stammaktien und eine Geldzahlung bei in Deutschland unbeschrankt steuerpflichtigen Privatanlegern enthalten keine erschopfende Darstellung der einschlagigen steuerlichen Bestimmungen. Insbesondere wird nicht auf die steuerlichen Folgen fur Inhaber von $1 2/3 Stammaktien eingegangen, die steuerlichen Sondervorschriften unterliegen. Die vorstehenden Angaben enthalten au"erdem keine Aussage zu den steuerlichen Folgen der Inhaberschaft oder der Verau"erung von Class H Stammaktien, wobei die Anbieterin davon ausgeht, da" sie sich nicht wesentlich von den steuerlichen Folgen unterscheiden, die sich aus dem Besitz der $1 2/3 Stammaktien ergeben.

                  Allen Inhabern von $1 2/3 Stammaktien wird empfohlen, wegen der steuerlichen Behandlung des Umtauschs unter
                  Berucksichtigung ihrer individuellen Umstande einen steuerlichen Berater zu konsultieren.

                                                Detroit, Michigan, im April
                                                2000

                                                GENERAL MOTORS CORPORATION